Exhibit 99.1

IEH Corporation Announces First Quarter Fiscal 2020 Results

BROOKLYN, N.Y., August 19, 2019 - IEH Corporation (OTC: IEHC) today announced results for the first quarter of Fiscal Year 2020, ended June 28, 2019.

IEH Corporation reported revenues of $7.57 million for the first quarter of fiscal year 2020, a decrease of 19% as compared to revenues of $9.04 million for the first quarter of fiscal year 2019, but an increase over the subsequent 3 quarters of fiscal 2019. Gross Profit and Net Income were similarly lower than the first quarter of fiscal 2019.

Dave Offerman, President and CEO of IEH Corporation commented, “We’re very proud to see our success of the last fiscal year continue into the first quarter of this year, as the company continues to grow. Although the top and bottom lines were lower than the same quarter of the prior fiscal year, this can be attributed to the completion of a one-time, unusually large contract we received from one customer. The revenue from that contract was largely recognized in the first quarter of the prior fiscal year. At the time, I noted (and the company disclosed in its SEC filings) that we had a reasonable expectation that this customer’s business would not be repetitive and that the pace of growth would not be sustained for the rest of the prior fiscal year. Nevertheless, it’s worth noting that our recent revenue growth continues, we maintain an historically high backlog, and with the increase in our production output and the opportunities in our pipeline, we look forward to continued success in this current fiscal year.

About IEH Corporation

For over 78 years and 4 generations of family-run management, IEH Corporation has designed, developed, and manufactured printed circuit board (PCB) connectors, custom interconnects and contacts for high performance applications. With its signature Hyperboloid technology, IEH supplies the most durable, reliable connectors for the most demanding environments. The company markets primarily to companies in defense, aerospace, space and industrial applications, in the United States, Canada, Europe, Southeast and Central Asia and the Mideast. The company was founded in 1941 and is based in Brooklyn, New York.

Dave Offerman

ph: 718-492-9698

fx: 718-492-9898

dave@iehcorp.com

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